Exhibit 23(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33- 49305 and No. 333-162747) of American Electric Power Company, Inc. of our report dated June 28, 2019 relating to the financial statements and supplemental schedule of American Electric Power System Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Columbus, OH
June 28, 2019